EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 6, 2012 (October 9, 2013 as to the Consolidated Statements of Comprehensive Income (Loss) for the year ended July 31, 2012 and the retrospective adjustment to the financial statement disclosures in Note 12 – Segment Reporting for the year ended July 31, 2012) relating to the consolidated financial statements of Diamond Foods, Inc. appearing in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2014.

/s/ Deloitte & Touche LLP

San Francisco, California

January 13, 2015